Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Post-Effective Amendment No. 1 to the Registration Statement of Blade Air Mobility, Inc. on Form S-1 (File No. 333-256640) of our report dated December 20, 2021, with respect to our audits of the consolidated financial statements of Blade Air Mobility, Inc. as of September 30, 2021 and 2020 and for the three years in the period ended September 30, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Melville, NY

January 19, 2022